EXHIBIT 99.1

NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI's Auditors Remove "Going Concern" Opinion
Company's Financial Condition has Consistently Improved

SAN ANTONIO, TX - June 16, 2008 - ATSI Communications, Inc. (ATSI) (OTCBB: ATSX) announced today that the Company has achieved a key financial milestone by removing the "going concern" opinion from its financial statements reported in its SEC Form 10QSB filed June 13, 2008.

Arthur L. Smith, President and CEO, stated, "Achieving this goal is extremely important and serves as recognition to our entire team for consistently meeting performance objectives that led to a dramatic improvement in our financial condition. We also appreciate the support of our customers, partners, vendors, and stockholders in meeting this significant milestone."

Antonio Estrada, Sr. VP of Finance and Corporate Controller, added, "We are extremely pleased that our improved financial condition and available cash from operations enabled us to meet this objective that validates the successful execution of our business plan."

The auditors had included an advisory regarding the "going concern" opinion since the Company's re-incorporation in FY 2004. A going concern opinion indicates that there is uncertainty in the ability of the Company to continue operations.

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc. Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati's partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management's expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.